SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported): July 23, 2003

                                 MangoSoft, Inc.
             (Exact Name of Registrant as Specified in its Charter)

        Nevada                          0-30781                   87-0543565
(State or Other Jurisdiction of    (Commission File Number)    (I.R.S. Employer
         incorporation)                                      Identification No.)


              12 Pine Street Extension, Nashua, New Hampshire 03060
                    (Address of Principal Executive Offices)

       Registrant's telephone number, including area code: (888) 886-2646

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Item 1.  Changes in Control of Registrant.

     On July 23, 2003, each of Selig Zises and Jay Zises purchased from MangoSoft, Inc. ("MangoSoft") 10,000 shares of Series B Convertible Preferred Stock of MangoSoft (the "Series B Preferred Stock") for $2.50 per share. Each share of Series B Preferred Stock is convertible into one share of Common Stock, however the holders of Series B Preferred Stock are entitled to 25 votes per share of Series B Preferred Stock held on any matter as to which holders of Common Stock are entitled to vote. A significant asset of MangoSoft are pending patent infringement claims against specified major software and hardware developers and distributors. The purpose of this transaction is to give majority voting control respecting the Common Stock to Selig Zises and Jay Zises, each of whom has a long and supportive affiliation with MangoSoft, to prevent a defendant in the litigations from making a tender offer for or otherwise acquiring a majority of the outstanding Common Stock at current market value, which value represents substantially less than the damages claimed by MangoSoft in the litigations, for the purpose of gaining control of these litigations to the detriment of MangoSoft and its stockholders.

     As the time of issuance of the shares of Series B Preferred Stock, Selig Zises beneficially owned approximately 112,097 shares of Common Stock of MangoSoft and Jay Zises beneficially owned approximately 111,709 shares of Common Stock. The sources of the consideration for such share purchases were the personal funds of Selig Zises and Jay Zises.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

        (c) Exhibits.

        Exhibit No.                     Description

        99.1 Certificate of Designation of Series A Convertible Preferred Stock of MangoSoft, dated July 23, 2003.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            MANGOSOFT, INC.


                                            By: /s/ Dale Vincent
                                               ----------------------------
                                                  Dale Vincent
                                                  Chief Executive Officer

July 23, 2003